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                                                                    Exhibit 99.1

                      Officer and Director Nominee Consent

         The undersigned, being advised that he has been appointed as Vice President-Corporate Development and nominated as a Director of DAG Media, Inc., a New York corporation (the " Company"), and is take office upon completion of the offering of Common Shares of the Company, hereby consents to the use of his name as an officer and a Director-Nominee of the Company in the registration statement pursuant to which such Common Shares will be offered and any registration statement filed pursuant to Rule 462(b) under the Securities Act as amended.

                                                          /s/ Dvir Langer
                                                         -----------------------
                                                             Dvir Langer

Dated: March 9, 1999